FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Enters Into $220.0 million Credit Facility with Capital One

New York, New York, August 21, 2013 – American Realty Capital New York Recovery REIT, Inc. (“NYRR”) announced today that on August 20, 2013, through its operating partnership, New York Recovery Operating Partnership, L.P., it entered into a $220.0 million credit facility which provides for aggregate revolving loan borrowings of up to $110.0 million and aggregate term loan borrowings of up to $110.0 million. Through an “accordion feature,” NYRR, subject to certain conditions, may increase borrowings under the credit facility to up to $325.0 million. The credit facility replaces NYRR’s previous credit facility. NYRR has guaranteed the obligations under the credit facility. NYRR expects to use the financing available under the credit facility along with cash on hand from ongoing operations to finance portfolio acquisitions and for general corporate purposes. Capital One, National Association is the administrative agent under the credit facility and the lending syndicate is comprised of U.S Bank National Association, Key Bank National Association, TD Bank, N.A. and People’s United Bank.

Michael A. Happel, Chief Investment Officer of NYRR, explained, “We are pleased to announce the commitment shown to us by our bank lending partner group. With up to $325.0 million of aggregate borrowings under our credit facility, we will have substantial balance sheet capacity to execute our acquisition strategy as we continue to implement our investment strategy.”

About NYRR

NYRR is a publicly registered, non-traded real estate investment trust (“REIT”) that has qualified as a REIT for tax purposes beginning in the taxable year ended December 31, 2010. Additional information about NYRR can be found on its website at www.newyorkrecoveryreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
From: Anthony J. DeFazio	For: Michael A. Happel, CIO
DDCWorks	American Realty Capital New York Recovery REIT, Inc.
tdefazio@ddcworks.com	mhappel@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500